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                                                                     EXHIBIT 4.1

                       FIRST AMENDMENT TO RIGHTS AGREEMENT


     Pursuant to Section 27 of the Rights Agreement (the "Agreement") dated as of August 3, 1993 between HPSC, Inc., a Delaware corporation ("Company") and BankBoston, N.A., the successor to First National Bank of Boston (the "Rights Agent"), the Company and the Rights Agent hereby amend the Agreement as of April 26, 1999, as follows:

     1.   Section 1 of the Agreement is amended as follows:

          (a) The definition of "Continuing Directors" in subparagraph 1(i) is deleted and the following phrase is substituted therefor: "Intentionally Omitted."

          (b) The definition of "Grandfathered Stockholder" in subparagraph 1(m) is deleted and the following definition is substituted therefor:
     "Grandfathered Stockholder shall mean John W. Everets (including his Affiliates and Associates)."

          (c) The phrase "who are Continuing Directors and" is deleted from subparagraph 1(n).

     2. The phrase "who are Continuing Directors and" is deleted from paragraph 10 of the Agreement.

     3.   Section 11 is amended as follows:

          (a) The word "Continuing" following the phrase "a majority of" and before the word "Directors" is deleted from subparagraph 11(a)(ii)(B).

          (b) The parenthetical phrase "or, in the case of a Person which is a Grandfathered Stockholder, prior to the time that such person acquires additional shares of Common Stock representing 1/2% or more of the outstanding Common Stock" is deleted from subparagraph 11(a)(ii)(B).

     4. Section 23(a) is amended by replacing the semicolon after the parenthetical phrase ending with the words "Redemption Price" with a period and deleting the remainder of the subparagraph.

     5. Section 23(c) is amended by deleting the phrase "if there are Continuing Directors then in office, such Board of Directors" and substituting the following phrase therefor: "the Board of Directors", and by deleting the phrase ", by action of a majority of its Continuing Directors,".


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     6.   The following phrase is deleted from subclause (iv) of Section 27 of the Agreement: "(1) approved by a majority of the Continued Directors and (2)."

     The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by the resolution of the board of directors of the Company dated as of April 26, 1999, hereby certifies to the Rights Agent that these amendments are in compliance with the terms of Section 27 of the Agreement.


                                            HPSC, Inc.



                                            By: /s/ John W. Everets
                                                ----------------------
                                                John W. Everets
                                                Chairman of the Board and Chief
                                                Executive Officer

Acknowledged and Agreed:

BankBoston, N.A.



By: /s/ Katherine Anderson
    ----------------------
Name: Katherine Anderson
Title: Administrative Manager